                                                                       EXHIBIT 8



                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



April 2, 1999


Level 3 Communications, Inc.
3555 Farnam Street
Omaha, Nebraska  68131

Re:  Registration Statement on Form S-4
     File No. 333-71687
     -----------------------------------

Ladies and Gentlemen:


We are counsel to Level 3 Communications, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-71687) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $833,815,000 aggregate principal amount at maturity of 10-1/2% Senior Discount Notes Due 2008 (the "New Notes") offered in exchange for up to $833,815,000 aggregate principal amount at maturity of outstanding 10-1/2% Senior Discount Notes Due 2008 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). In that connection, we have prepared the section entitled "Material U.S. Federal Income Tax Considerations" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Original Notes for New Notes by holders will not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.


We hereby consent to the use of this opinion as Exhibit 8 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER